Exhibit B-1

VERIFICATION

INVESTMENT MANAGERS SERIES TRUST

The undersigned, being duly sworn, deposes and says that she has duly executed the attached Application for and on behalf of Investment Managers Series Trust (the “Applicant”), that she is President of the Applicant, and, as such, is authorized to sign the Application on the Applicant’s behalf, and that all actions taken by officers and other persons necessary to authorize deponent to execute and file the Application have been taken. Deponent further says that she is familiar with the Application and its contents, and that the facts therein set forth are true to the best of her knowledge, information and belief.

/s/ Maureen Quill
Name:	Maureen Quill
Date:	January 15, 2025

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Exhibit B-2

VERIFICATION

ADVISORS ASSET MANAGEMENT, INC.

The undersigned, being duly sworn, deposes and says that she has duly executed the attached Application for and on behalf of Advisors Asset Management, Inc. (the “Applicant”), that she is Executive Vice President of the Applicant, and, as such, is authorized to sign the Application on the Applicant’s behalf, and that all actions taken by officers and other persons necessary to authorize deponent to execute and file the Application have been taken. Deponent further says that she is familiar with the Application and its contents, and that the facts therein set forth are true to the best of her knowledge, information and belief.

/s/ Marilee Ferone
Name:	Marilee Ferone Executive Vice President, Head of Asset Management Solutions
Date:	January 15, 2025

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